Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Registration Statement on Form S-1 of (i) our report dated May 15, 2006, relating to the combined financial statements of the Combined Predecessor Entities, (ii) our report dated May 15, 2006, relating to the balance sheet of EV Energy Partners, L.P., and (iii) our report dated May 15, 2006 relating to the balance sheet of EV Energy Partners GP, L.P., appearing in the Prospectus, which is part of this Registration Statement.
     We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 15, 2006